Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement No. 33-363351 pertaining to the Savings and Investment Plan of Materion Corporation (formerly known as Brush Engineered Materials Inc.) of our report dated June 28, 2011, with respect to the financial statements and schedule of the Materion Corporation Savings and Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2010.
/s/ Ernst & Young LLP
Cleveland, Ohio
June 28, 2011